Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE RECONFIRMS 2015 GUIDANCE AND OUTLINES TWO-YEAR CAPITAL EXPENDITURE PLANS TO SUPPORT LONG-TERM STRATEGY

CBA’s Investments in Expanding Western Footprint Support Home Market Momentum and Position Company to Achieve 2017 Gross Margin Target

Portland, Ore. (April 27, 2015) – Craft Brew Alliance (CBA) (NASDAQ: BREW), a leading craft brewing company, announced today that it is reconfirming 2015 full year guidance and providing additional details of its capital expenditure plans for 2015 and 2016, which expand on the company’s recently announced investment projects. CBA recently announced two major brewery expansions in Hawaii and Oregon, as well as a new brewpub in Seattle. The planned investments will increase CBA’s annual brewing capacity by 300,000 barrels (BBLs) in 2017, while supporting the company’s long-term gross margin goals.

The expansion in the West reflects CBA’s commitment to growing and investing in its brands’ home markets through providing meaningful scale and flexibility to meet increasing consumer demand. Widmer Brothers Brewing, headquartered in Portland, Ore., will add an additional 200,000 BBLs to its existing brewery, while Kona Brewing, headquartered in Kailua-Kona, Hawaii, will build a new state-of-the-art 100,000 BBL brewery in its home market. The new Redhook Brewery brewpub will be located in one of Seattle’s historic neighborhoods, where Redhook was founded more than 33 years ago. The brewery expansions are scheduled to be complete by early 2017, and it is anticipated that the new brewpub in Seattle will be complete by the end of 2017.

“We’re thrilled to be embarking on projects that will directly support the long-term growth of our brands in their home markets and enable us to brew more of our exceptional craft beers,” said Andy Thomas, chief executive officer, CBA. “These investments, reflected in our two-year capital expenditure plan, represent the next deliberate step towards achieving continued topline growth, reinforcing our connection to our home markets, and delivering on our 2017 gross margin target of 35%, while increasing long-term shareholder value."

Reconfirmed financial highlights for 2015
•	Owned beer shipment growth between 6% and 8%. [Note: The Company is adjusting its guidance in response to analyst feedback and to align with industry practices. We will not provide annual depletion guidance in financial press releases but will share actuals on analyst calls and in 10-K and 10-Q filings.]
•	Average price increase of 1% to 2%.
•	A range of 10% growth to a decline of 10% in contract brewing revenue as we continue to manage the most efficient use of our owned capacity.

•	Gross margin rate of 30.5% to 31.5%. Through ongoing efforts to optimize our brewing locations and improve our capacity utilization and efficiency, we continue to expect gross margin expansion to 35% in 2017.
•	SG&A expense ranging from $58 million to $62 million, primarily reflecting reinvestment into our sales and marketing infrastructure, as well as expanded consumer and trade programming.

Reconfirmed capital expenditures for 2015; anticipated capital expenditures for 2016

•	The company reconfirms capital expenditures of approximately $17 million to $21 million in 2015, which will support the initial expansion project start-up costs, as well as continued investments in quality, safety, sustainability, capacity and efficiency.
•	For 2016, the company anticipates capital expenditures in a similar range, between $17 million and $21 million, to bring the expansion projects to completion.

CBA will report full financial results for the first quarter on Wednesday, May 6, 2015, with an Earnings Call for investors and shareholders on Thursday morning, May 7, 2015, at 11:30 a.m. EDT. More information can be found on the Investor’s section of the Company’s website at www.craftbrew.com.

About Craft Brew Alliance

CBA is a leading craft brewing company, which brews, brands and markets some of the world’s most respected and best-loved American craft beers. The company is home to three of the earliest pioneers in craft beer: Redhook Ale Brewery, Washington’s largest craft brewery founded in 1981; Widmer Brothers Brewing, Oregon’s largest craft brewery founded in 1984; and Kona Brewing Company, Hawaii’s oldest and largest craft brewery founded in 1994. As part of Craft Brew Alliance, these craft brewing legends have expanded their reach across the U.S. and more than 15 international markets.

In addition to growing and nurturing distinctive brands rooted in local heritage, Craft Brew Alliance is committed to developing innovative new category leaders, such as Omission Beer, which is the #1 beer in the gluten free beer segment, and Square Mile Cider, a tribute to the early American settlers who purchased the first plots of land in the Pacific Northwest.

Publicly traded on NASDAQ under the ticker symbol BREW, Craft Brew Alliance is headquartered in Portland, OR and operates five breweries and five pub restaurants across the U.S. For more information about CBA and its brands, please visit www.craftbrew.com.

Investor Contact:
Edwin Smith
Craft Brew Alliance, Inc.
(503) 972-7884
ed.smith@craftbrew.com

Media Contact:
Jenny McLean
Craft Brew Alliance, Inc.
(503) 331-7248
jenny.mclean@craftbrew.com